Exhibit 99.1

IMS Appoints Gilles Pajot Vice Chairman

NORWALK, Conn.--(BUSINESS WIRE)--October 1, 2009--IMS Health (NYSE: RX), the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries, today announced that Gilles V.J. Pajot has been appointed vice chairman, a new position. Previously, Pajot was the company’s chief operating officer. He continues to report to David R. Carlucci, IMS chairman and CEO, and is based at the company’s Connecticut headquarters.

In his new role, Pajot, 60, is responsible for extending IMS’s worldwide growth strategy across a broader range of health industry sectors. He will advance the execution of the company’s strategic priorities to create new value for clients and shareholders, while continuing to focus on IMS’s high-growth markets in Asia Pacific and Japan.

With Pajot’s appointment, the company’s Consulting and Services business and regional operations in the Americas and Europe, Middle East and Africa will report to Carlucci.

“Since joining IMS more than a dozen years ago, Gilles Pajot has demonstrated exceptional leadership in building demand for our offerings and strengthening our position in global markets,” said Carlucci. “The breadth of his knowledge and experience, particularly with an expanding set of clients, contributes greatly to our capabilities, and I know that he will take the execution of our strategic vision to a new level. I look forward to his deeper contributions as we build an even stronger foundation for sustained, profitable growth.”

Pajot has 35 years’ experience in the healthcare and pharmaceutical industries and has served in a number of senior-level regional and global roles. While at IMS, he has held executive positions with responsibility for IMS operations in Europe, Middle East and Africa, and global business management. Pajot has been instrumental in enhancing IMS’s value proposition to clients and ensuring strong alignment across the company’s business lines and consulting and services activities worldwide.

About IMS

Operating in more than 100 countries, IMS Health is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. With $2.3 billion in 2008 revenue and more than 50 years of industry experience, IMS offers leading-edge market intelligence products and services that are integral to clients’ day-to-day operations, including product and portfolio management capabilities; commercial effectiveness innovations; managed care and consumer health offerings; and consulting and services solutions that improve productivity and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

CONTACT:
IMS Health
Gary Gatyas, 610-834-5338
ggatyas@us.imshealth.com